Exhibit 2.1
Execution Copy
AMENDMENT NO.1 TO
BUSINESS COMBINATION AGREEMENT
          This AMENDMENT NO.1 is dated as of March 15, 2010 (this “Amendment”) and amends that certain BUSINESS COMBINATION AGREEMENT, dated as of March 5, 2010, by and between Promotora de Informaciones, S.A., a Spanish sociedad anónima (“Prisa”), and Liberty Acquisition Holdings Corp., a Delaware corporation (“Liberty”) (the “Business Combination Agreement”). Capitalized terms used but not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
          WHEREAS, Section 11.1(g) of the Business Combination Agreement provides Liberty the right to terminate the Business Combination Agreement if on or prior to March 15, 2010, Prisa shall not have received, from the agent for Prisa’s Syndicated Senior Lenders, a notice in the form of a buro fax or by means of a public notary to the effect that each of the lenders under such credit facility has consented to the terms for the restructuring of such facility agreed to between Prisa and such agent;
          WHEREAS, Liberty and Prisa desire to amend Section 11.1(g) of the Business Combination Agreement in order to extend to April 5, 2010 the date upon which such termination right would arise; and
          WHEREAS, pursuant to Section 11.3 of the Business Combination Agreement, Liberty and Prisa may amend the Business Combination Agreement as described above by action taken or authorized by their respective Boards of Directors.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
          1. Change to Business Combination Agreement. Section 11.1(g) of the Business Combination Agreement is hereby amended by replacing the reference to “March 15, 2010” therein to “April 5, 2010”.
          2. No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Business Combination Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
          3. Miscellaneous. The provisions of Sections 12.4 (Interpretation), 12.5 (Counterparts), 12.6 (Entire Agreement; Severability), 12.7 (Governing Law), and 12.10 (Submission to Jurisdiction; Waivers; Consent to Service of Process) of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROMOTORA DE INFORMACIONES, S.A.
By:	/s/ Juan Luis Cebrian
	Name:	Juan Luis Cebrian
	Title:	CEO

LIBERTY ACQUISITION HOLDINGS CORP.
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

[Signature Page to Amendment No.1 to Business Combination Agreement]